Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES
2018 FOURTH QUARTER AND FULL YEAR RESULTS
AND PROVIDES 2019 GUIDANCE

•	Revenue: Q4 of $2.8 billion, up 2% over 2017; Full year of $11.3 billion, up 10% over 2017

•	Diluted EPS: Q4 of $1.56; Full year of $8.61

•	Adjusted EPS: Q4 of $2.52, up 11% over 2017; Full year of $11.02, up 20% over 2017

•	2019 Adjusted EPS guidance of $11.00 to $11.40

•	2019 Free Cash Flow guidance of $950 million to $1.05 billion

•	Commenced phase II of LabCorp Diagnostics’ LaunchPad business process improvement initiative, expected to generate $200 million of additional net savings over the next three years

•	Board replaced the Company’s existing share repurchase plan with a new plan authorizing repurchase of up to $1.25 billion of stock

Burlington, NC, February 7, 2019 - LabCorp® (or the Company) (NYSE: LH) today announced results for the fourth quarter and year ended Dec. 31, 2018, and provided 2019 guidance.

“LabCorp delivered another strong year in 2018, highlighted by 10% revenue growth and 20% adjusted EPS growth,” said David P. King, chairman and chief executive officer. “Our fourth quarter results included an excellent performance by Covance, with a strong 1.34 book to bill, constant currency organic revenue growth of over 9%, and margin expansion of approximately 300 basis points. Non-operational items constrained our Diagnostics business, but excluding those items, the fundamental revenue, margin and cash flow generation characteristics of the business remained strong, and we delivered organic volume growth and favorable mix. Both businesses continued to benefit from differentiated, data-driven solutions and growth opportunities derived from our competitive advantages in data and analytics, patient engagement, scientific innovation, and therapeutic expertise. The power of our Diagnostic-Drug Development combination is translating into unique solutions for patients, customers, and partners, positioning us to deliver growth and shareholder value in the years ahead.”

Effective Jan. 1, 2018, the Company adopted the FASB-issued converged standard on revenue recognition (ASC 606), using the full retrospective method. Unless otherwise indicated, all financial results in 2017 and comparisons to financial results in 2017 have been restated in this press release as if the Company had adopted ASC 606 on Jan. 1, 2017.

Consolidated Results

Fourth Quarter Results
Revenue for the quarter was $2.79 billion, an increase of 1.6% compared to $2.74 billion in the fourth quarter of 2017. The increase in revenue was primarily due to organic growth of 2.9% and acquisitions of 0.7%, partially offset by the negative impact from the disposition of businesses of 1.6%, and foreign currency translation of approximately 40 basis points.

Operating income for the quarter was $307.7 million, or 11.0% of revenue, compared to $330.6 million, or 12.0%, in the fourth quarter of 2017. The decrease in operating income and margin were primarily due to lower pricing as a result of the implementation of PAMA, the disposition of businesses, and higher personnel costs, partially offset by increased demand, the Company’s LaunchPad business process improvement initiative, acquisitions, and fewer restructuring charges and special items. The Company recorded restructuring charges, special items, and amortization, which together totaled $87.2 million in the quarter, compared to $102.0 million during the same period in 2017. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $394.9 million, or 14.2% of revenue, compared to $432.7 million, or 15.8%, in the fourth quarter of 2017.

Net earnings in the quarter were $157.9 million, compared to $687.8 million in the fourth quarter of 2017. Diluted EPS were $1.56 in the quarter compared to $6.63 in the same period in 2017. During the quarter, the Company recorded a $24.5 million loss on the disposition of its U.S. forensics laboratory testing business, a non-cash $7.5 million settlement charge recorded on one of its legacy pension plans, and a write-off of an investment in its venture fund of $5.2 million (all charges recorded in other income (expense)). In addition, the Company recorded $7.7 million in deferred income tax expense resulting from a revaluation of its deferred tax liabilities after merging Chiltern International, Inc. into Covance, Inc. These charges reduced net earnings and diluted EPS by $29.5 million and $0.29, respectively. In the fourth quarter of 2017, the Company recorded a net benefit of $519.0 million in net earnings, or $5.00 per diluted share, due to the implementation of the Tax Cuts and Jobs Act of 2017 (TCJA), which resulted in a favorable re-valuation of deferred taxes, partially offset by the deemed repatriation tax.

Adjusted EPS (excluding amortization, restructuring charges, and special items) were $2.52 in the quarter, an increase of 11.0% compared to $2.27 in the fourth quarter of 2017. The Company’s adjusted earnings in the quarter were negatively impacted by approximately $0.04 per diluted share due to lower volume caused by the impact from adverse weather.

Operating cash flow and free cash flow (operating cash flow less capital expenditures) for the quarter were $486.4 million and $364.2 million, respectively, each of which was reduced by the net tax payment of approximately $105 million related to the disposition of businesses. Excluding these non-recurring items, operating cash flow would have been $591.4 million, compared to $565.0 million in the fourth quarter of 2017, as the benefit from higher cash earnings was partially offset by increased working capital. Capital expenditures totaled $122.2 million, compared to $96.1 million a year ago. As a result, free cash flow in the quarter would have been $469.2 million excluding the tax payment on the disposition of businesses, compared to $468.9 million in the fourth quarter of 2017.

At the end of the quarter, the Company’s cash balance and total debt were $426.8 million and $6.1 billion, respectively. During the quarter, the Company repurchased $400.0 million of stock representing approximately 2.5 million shares, paid down $400.0 million of debt, and invested $38.7 million in acquisitions. On Feb. 6, 2019, the board replaced the Company’s existing share repurchase plan with a new plan authorizing repurchase of up to $1.25 billion in the Company’s shares.

Full Year Results
Revenue was $11.33 billion, an increase of 9.9% over last year’s $10.31 billion. The increase in revenue was due to acquisitions of 7.6%, organic growth of 2.7%, and the benefit from foreign currency translation of approximately 30 basis points, partially offset by the impact from the disposition of businesses of 0.7%.

Operating income was $1,325.7 million, or 11.7% of revenue, compared to $1,305.2 million, or 12.7%, in 2017. The increase in operating income was primarily due to acquisitions, organic revenue growth, and the Company’s LaunchPad initiatives, partially offset by the implementation of PAMA, personnel costs, and higher restructuring charges and special items. The decline in operating margin was primarily due to the implementation of PAMA, higher personnel costs, as well as the mix impact from the acquisition of Chiltern. The Company recorded restructuring charges, special items, and amortization which together totaled $397.6 million, compared to $367.2 million during the same period in 2017. This increase was due to higher amortization expense, and the payment of a one-time bonus to non-bonus-eligible employees following the implementation of the TCJA. Adjusted operating income (excluding amortization, restructuring charges, and special items) was $1.72 billion, or 15.2% of revenue, compared to $1.67 billion, or 16.2%, last year.

Net earnings in 2018 were $883.7 million, or $8.61 per diluted share, compared to $1,227.1 million, or $11.81 per diluted share, last year. Net earnings and diluted EPS in 2018 benefitted from the net gain on disposition of businesses of $112.9 million and $1.10 per diluted share, respectively. In addition, the Company recorded a non-cash $7.5 million settlement charge on one of its legacy pension plans, and a write-off of an investment in its venture fund of $5.2 million. The Company also recorded $7.7 million in income tax expense resulting from a revaluation of its deferred tax liabilities after merging Chiltern International, Inc. into Covance, Inc. Due to the implementation of the TCJA, the Company recorded a charge of $45.0 million, or $0.44 per diluted share in 2018, and a net benefit of $519.0 million in net earnings, or $5.00 per diluted share in 2017. The net impact from these items increased net earnings and diluted EPS in 2018 by $50.8 million and $0.50 per diluted share, respectively.

Adjusted EPS (excluding amortization, restructuring charges, and special items) were $11.02, an increase of 19.8% compared to $9.20 in 2017.

Operating cash flow and free cash flow (operating cash flow less capital expenditures) were $1,305.4 million and $925.6 million, respectively, each of which was reduced by the net tax payment of approximately $105 million related to the disposition of businesses (the Company realized gross proceeds from the disposition of businesses of $658.2 million in cash reflected in Cash Flows from Investing Activities). Excluding these non-recurring items, operating cash flow would have been $1,410.4 million, compared to $1,498.1 million in 2017, as the benefit of higher cash earnings was more than offset by an increase in working capital. Capital expenditures totaled $379.8 million, compared to $312.9 million in 2017. As a result, free cash flow would have been $1,030.6 million excluding the tax payment on the disposition of businesses, compared to $1,185.2 million in 2017.

During the year, the Company repurchased $700.0 million of stock representing approximately 4.3 million shares, paid down $695.0 million of debt, and invested $117.8 million in acquisitions.

***

The following segment results reflect the Company’s retrospective adoption of ASC 606 on Jan. 1, 2017, and exclude amortization, restructuring charges, special items and unallocated corporate expenses.

Fourth Quarter Segment Results

LabCorp Diagnostics
Revenue for the quarter was $1.69 billion, a decrease of 2.8% from $1.74 billion in the fourth quarter of 2017. Revenue benefitted from acquisitions of 0.4% and favorable mix of 0.7%, which were more than offset by the negative impact from the disposition of businesses of 2.6%, the implementation of PAMA of 1.0%, and foreign currency translation of approximately 0.2%. Excluding the impact from PAMA, foreign currency translation, adverse weather of approximately 0.4%, as well as the year on year impact from the calendar of approximately 0.8%, organic revenue for the quarter would have increased by approximately 1.8%.

Excluding the disposition of businesses, revenue per requisition decreased by 0.4%, driven by the negative impact from PAMA of 1.0%. Total volume (measured by requisitions) excluding the disposition of businesses increased by 0.3%, as acquisition volume contributed 0.4% and organic volume declined by 0.1%. Excluding the impact from adverse weather and the year on year impact from the calendar, organic volume would have increased approximately 1.1%.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $279.3 million, or 16.5% of revenue, compared to $357.0 million, or 20.5%, in the fourth quarter of 2017. Operating income and margin declined primarily due to the impact from PAMA of approximately $18 million or 80 basis points, the year on year impact from the calendar of approximately $20 million or 100 basis points, adverse weather, the disposition of businesses, and personnel costs, partially offset by cost reductions and acquisitions. Excluding the disposition of businesses, impact from PAMA, adverse weather, as well as the year on year impact from the calendar, adjusted operating income and margin would have been approximately $328.6 million and 18.5%, respectively.

In addition, the Company has started phase II of LabCorp Diagnostics’ LaunchPad initiative. The Company is focused on eliminating manual processes, digitizing the business, using technology to improve quality, operations and service, and enhancing the consumer experience, which are designed to unlock new avenues for growth and contribute to improvement in long-term margins. This initiative is expected to generate pre-tax net savings of approximately $200 million over the three-year period ending in 2021, with pre-tax, one-time charges expected to be approximately $40 million.

Covance Drug Development
Revenue for the quarter was $1.10 billion, an increase of 9.6% over $1.00 billion in the fourth quarter of 2017. The increase in revenue was due to organic growth of 9.3% and acquisitions of 1.2%, partially offset by the negative impact from foreign currency translation of approximately 90 basis points.

Adjusted operating income (excluding amortization, restructuring charges and special items) for the quarter was $153.5 million, or 14.0% of revenue, compared to $110.9 million, or 11.1%, in the fourth quarter of 2017. The increase in operating income and margin were primarily due to organic demand, LaunchPad savings and acquisitions, partially offset by personnel costs. The Company is on track to deliver $150 million of net savings from its three-year Covance LaunchPad initiative by the end of 2020, and $30 million of cost synergies from the integration of Chiltern by the end of 2019.

Net orders and net book-to-bill during the trailing twelve months were $5.44 billion and 1.26, respectively. Backlog at the end of the quarter was $9.76 billion compared to $9.40 billion last quarter, and the Company expects approximately $3.9 billion of its backlog to convert into revenue in the next twelve months.

***

Outlook for 2019

The following guidance assumes foreign exchange rates effective as of Dec. 31, 2018, for the full year, and includes the estimated impact from currently anticipated capital allocation, including acquisitions and share repurchases.

•
Revenue growth of 0.5% to 2.5% over 2018 revenue of $11.33 billion, which includes the negative impact from the disposition of businesses of approximately 1% and foreign currency translation of approximately 0.4%.

•
The change in revenue in LabCorp Diagnostics is expected to be -4.0% to -2.0% as compared to 2018 revenue of $7.03 billion, which includes the negative impact from the disposition of businesses of approximately 2%. Excluding the disposition of businesses, the change in revenue in LabCorp Diagnostics is expected to be approximately -2.0% to 0.0%, primarily due to organic volume growth, favorable test mix, and acquisitions, offset by the impact of PAMA of -1.6%, changes in certain managed care contracts and laboratory provider networks, as well as foreign currency translation of approximately 0.3%.

•	Revenue growth in Covance Drug Development of 5.0% to 9.0% over 2018 revenue of $4.31 billion, which includes the negative impact from foreign currency translation of approximately 0.6%.

•	Adjusted EPS of $11.00 to $11.40, a change of 0% to 3% as compared to $11.02 in 2018.

•	Free cash flow (operating cash flow less capital expenditures) of $950 million to $1.05 billion, compared to $925.6 million in 2018.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted EPS, adjusted operating income, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is furnishing a Current Report on Form 8-K that will include additional information on its business and operations. This information will also be available in the investor relations section of the Company's website at http://www.labcorp.com. Analysts and investors are directed to the Current Report on Form 8-K and the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 844-634-1444 (615-247-0253 for international callers). The access code is 1669755. A telephone replay of the call will be available through Feb. 21, 2019, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The access code for the replay is 1669755. A live online broadcast of LabCorp’s quarterly conference call on Feb. 7, 2019, will be available at http://www.labcorp.com or at http://www.streetevents.com beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through Jan. 31, 2020.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenues of more than $11 billion in 2018. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including but not limited to statements with respect to estimated 2019 guidance and the related assumptions, the impact of various factors on operating and financial results, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenues	$2,787.5	$2,744.7	$11,333.4	$10,308.0

Cost of revenues	2,015.1	1,927.6	8,157.0	7,216.2

Gross profit	772.4	817.1	3,176.4	3,091.8

Selling, general and administrative expenses	396.9	417.3	1,570.9	1,499.2
Amortization of intangibles and other assets	56.2	62.9	231.7	216.5
Restructuring and other special charges	11.6	6.3	48.1	70.9

Operating income	307.7	330.6	1,325.7	1,305.2

Other income (expense):
Interest expense	(58.2)	(67.8)	(244.2)	(235.1)
Equity method income, net	3.1	1.3	11.6	11.3
Investment income	3.3	0.7	7.5	2.1
Other, net	(41.4)	1.4	167.7	(6.0)
Earnings before income taxes	214.5	266.2	1,268.3	1,077.5

Provision (benefit) for income taxes	56.3	(424.0)	384.4	(155.4)

Net earnings	158.2	690.2	883.9	1,232.9
Less: net earnings attributable to noncontrolling interest	(0.3)	(2.4)	(0.2)	(5.8)
Net earnings attributable to Laboratory Corporation of America Holdings	$157.9	$687.8	$883.7	$1,227.1

Basic earnings per common share	$1.58	$6.73	$8.71	$11.99

Diluted earnings per common share	$1.56	$6.63	$8.61	$11.81

Weighted average basic shares outstanding	100.2	102.2	101.4	102.4

Weighted average diluted shares outstanding	101.2	103.7	102.6	103.9

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	December 31,	December 31,
	2018	2017
ASSETS:

Current assets:
Cash and cash equivalents	$426.8	$316.6
Accounts receivable	1,467.9	1,531.0
Unbilled services	394.4	316.5
Supplies inventory	237.3	227.2
Prepaid expenses and other	309.0	308.8
Current assets held for sale	—	33.7
Total current assets	2,835.4	2,733.8

Property, plant and equipment, net	1,784.7	1,706.6
Goodwill	7,360.3	7,400.9
Intangible assets, net	3,911.1	4,166.1
Joint venture partnerships and equity method investments	60.5	58.4
Deferred income tax assets	1.7	1.9
Other assets, net	231.6	217.5
Long-term assets held for sale	—	387.8
Total assets	$16,185.3	$16,673.0

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$634.6	$573.9
Accrued expenses and other	870.0	793.3
Unearned revenue	356.4	380.8
Current portion of long-term debt	17.9	417.5
Current liabilities held for sale	—	20.2
Total current liabilities	1,878.9	2,185.7

Long-term debt, less current portion	6,041.9	6,344.6
Deferred income taxes and other tax liabilities	940	875.5
Other liabilities	334.0	376.0
Long term liabilities held for sale	—	66.3
Total liabilities	9,194.8	9,848.1

Commitments and contingent liabilities	—	—
Noncontrolling interest	19.1	20.8

Shareholders' equity:
Common stock	11.7	12.0
Additional paid-in capital	1,451.1	1,989.8
Retained earnings	7,079.8	6,196.1
Less common stock held in treasury	(1,108.1)	(1,060.1)
Accumulated other comprehensive income	(463.1)	(333.7)
Total shareholders' equity	6,971.4	6,804.1
Total liabilities and shareholders' equity	$16,185.3	$16,673.0

LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statement of Cash Flows
(in millions, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2018	2017	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$158.2	$690.2	$883.9	$1,232.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	137.7	145.0	552.1	533.2
Stock compensation	20.8	23.9	91.6	109.7
Loss / (Gain) on sale of assets	8.1	(0.8)	6.2	1.5
Gain / Loss on sale of held for sale assets	24.5	—	(184.9)	—
Accreted interest on zero-coupon subordinated notes	0.1	—	0.2	0.3
Cumulative earnings less than (in excess of) distributions from equity affiliates	(1.2)	0.9	(0.9)	0.5
Asset impairment	—	—	5.3	23.5
Deferred income taxes	10.1	(525.7)	22.2	(525.8)
Change in assets and liabilities (net of effects of acquisitions):
Decrease (Increase) in accounts receivable	58.7	87.3	50.2	(13.2)
Decrease (Increase) in unbilled services	(75.5)	28.8	(81.0)	4.0
Decrease in inventories	(10.1)	(10.0)	(18.9)	(16.4)
(Increase) Decrease in prepaid expenses and other	(17.8)	(13.6)	(57.9)	19.8
Increase (Decrease) in accounts payable	123.2	63.2	43.3	172.3
Increase (Decrease) in unearned revenue	60.6	59.7	(33.8)	58.6
Increase (Decrease) in accrued expenses and other	(11.0)	16.1	27.8	(102.8)
Net cash provided by operating activities	486.4	565.0	1,305.4	1,498.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(122.2)	(96.1)	(379.8)	(312.9)
Proceeds from sale of assets	—	4.3	50.1	5.5
Proceeds from disposition of businesses	3.7	—	3.7	—
Proceeds from sale of held for sale assets	—	—	654.5	—
Proceeds from exit of cross currency swap	18.3	—	18.3	—
Acquisition of licensing technology	—	(0.2)	—	(2.5)
Investments in equity affiliates	(8.0)	(3.0)	(22.3)	(36.2)
Acquisition of businesses, net of cash acquired	(38.7)	(83.3)	(117.8)	(1,882.6)
Net cash used for investing activities	(146.9)	(178.3)	206.7	(2,228.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from senior notes offerings	—	—	—	1,200.0
Payments on senior note offerings	(400.0)	(0.1)	(400.0)	(500.1)
Proceeds from term loan	—	—	—	750.0
Payments of term loan	—	(443.0)	(295.0)	(493.0)
Proceeds from revolving credit facilities	18.0	68.5	467.2	1,392.2
Payments on revolving credit facilities	(18.0)	(68.5)	(467.2)	(1,392.2)
Payments on zero-coupon subordinated notes	—	(0.1)	(0.3)	(25.2)
Payment of debt issuance costs	—	(1.7)	—	(15.3)
Payments on long-term lease obligations	(2.5)	(1.7)	(9.3)	(7.7)
Noncontrolling interest distributions	(0.3)	(0.2)	(6.4)	(1.0)
Deferred payments on acquisitions	—	(1.0)	—	(2.6)
Net share settlement tax payments from issuance of stock to employees	(1.8)	(0.9)	(48.0)	(47.4)
Net proceeds from issuance of stock to employees	1.7	8.4	69.1	73.6
Purchase of common stock	(400.0)	(40.0)	(700.0)	(338.1)
Net cash provided by (used for) financing activities	(802.9)	(480.3)	(1,389.9)	593.2
Effect of exchange rate changes on cash and cash equivalents	(2.4)	1.3	(12.0)	20.5
Net increase in cash and cash equivalents	(465.8)	(92.3)	110.2	(116.9)
Cash and cash equivalents at beginning of period	892.6	408.9	316.6	433.6
Cash and cash equivalents included in assets held for sale	—	—	—	(0.1)
Cash and cash equivalents at end of period	$426.8	$316.6	$426.8	$316.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

LabCorp Diagnostics
Revenues	$1,694.4	$1,742.7	$7,030.7	$6,858.2
Adjusted Operating Income	$279.3	$357.0	$1,350.9	$1,448.6
Adjusted Operating Margin	16.5%	20.5%	19.2%	21.1%

Covance Drug Development
Revenues	$1,099.0	$1,002.8	$4,313.1	$3,451.6
Adjusted Operating Income	$153.5	$110.9	$516.2	$361.2
Adjusted Operating Margin	14.0%	11.1%	12.0%	10.5%

Consolidated
Revenues	$2,787.5	$2,744.7	$11,333.4	$10,308.0
Adjusted Segment Operating Income	$432.8	$467.9	$1,867.1	$1,809.8
Unallocated corporate expense	(37.9)	(35.2)	(143.8)	(137.4)
Consolidated Adjusted Operating Income	$394.9	$432.7	$1,723.3	$1,672.4
Adjusted Operating Margin	14.2%	15.8%	15.2%	16.2%

Results for the three months and twelve months ended December 31, 2017 have been restated for the adoption of ASC 606 (Revenue Recognition) and the application of ASU 2017-17 (Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost). The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent footnotes for reconciliations of non-GAAP measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Adjusted Operating Income
Operating Income	$307.7	$330.6	$1,325.7	$1,305.2
Costs related to ransomeware attack	—	—	12.6	—
Acquisition and divestiture-related costs	11.6	14.1	54.7	43.9
Restructuring and other special charges	11.6	6.3	48.1	70.9
Consulting fees and executive transition expenses	5.3	15.3	9.6	24.2
Special tax reform bonus for employees	—	—	31.1	—
LaunchPad system implementation costs	2.5	3.5	9.8	11.7
Amortization of intangibles and other assets	56.2	62.9	231.7	216.5
Adjusted operating income	$394.9	$432.7	$1,723.3	$1,672.4

Adjusted EPS
Diluted earnings per common share	$1.56	$6.63	$8.61	$11.81
Net (gain) loss on dispositions of businesses	0.12	—	(1.10)	—
Restructuring and other special items	0.23	0.23	1.17	0.98
Pension settlement charge	0.05	—	0.05	—
Write-off of venture investment	0.04	—	0.04	—
Tax reform act adjustments	0.01	(5.00)	0.44	(5.00)
Deferred tax merger revaluation	0.08	—	0.08	—
Amortization expense	0.43	0.41	1.73	1.41
Adjusted EPS	$2.52	$2.27	$11.02	$9.20

Free Cash Flow:
Net cash provided by operating activities (1)	$486.4	$565.0	$1,305.4	$1,498.1
Less: Capital expenditures	(122.2)	(96.1)	(379.8)	(312.9)
Free cash flow	$364.2	$468.9	$925.6	$1,185.2

(1) Operating cash flow in 2017 has been reduced by $0.0 million and $8.7 million for the three and twelve months ended December 31, 2017 as the result of implementation of ASU 2016-18. These amounts represent the historical payments made upon conversion of the Company's zero-coupon subordinated notes deemed to be accreted interest. In addition, operating cash flow increased by $45.1 million for the six months ended June 30, 2018, and $0.9 million and $47.4 million for the three and twelve months ended December 31, 2017, respectively, for the reclassification of tax payments for net share settlements relating to employee stock vesting from operating activities to financing activities.

Notes to Reconciliation of Non-GAAP Financial Measures

1)
During the fourth quarter of 2018, the Company recorded net restructuring and other special charges of $11.6 million.  The charges included $9.8 million in severance and other personnel costs along with $3.0 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $0.6 million in unused severance reserves and $0.6 million in unused facility reserves.

The Company incurred business process integration and other related costs of $11.6 million primarily relating to the Chiltern acquisition as well as the sale of the Company’s U.S. forensic testing business during the quarter.  The Company also recorded $5.3 million in management transition costs. In addition, the Company recorded $2.5 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative. These items increased cost of revenue by $1.0 million and selling, general and administrative expenses by $18.3 million for the quarter ended December 31, 2018.

The after-tax impact of these charges decreased net earnings for the quarter ended December 31, 2018, by $23.3 million and diluted earnings per share by $0.23 ($23.3 million divided by 101.2 million shares).

During the first three quarters of 2018, the Company recorded net restructuring and other special charges of $36.5 million. The charges included $29.7 million in severance and other personnel costs along with $6.5 million in costs associated with facility closures and general integration initiatives and $2.3 million in impairment to land held for sale. The Company reversed $0.9 million in unused severance reserves and $1.1 million in unused facility reserves.

The Company incurred integration and other related costs of $43.1 million primarily relating to the Chiltern acquisition as well as the sale of the Company’s Food Solutions business.  As a direct result of the ransomware attack experienced during July, the Company incurred $12.6 million in consulting fees and employee overtime incurred during the recovery period following the attack. The Company also incurred net $4.3 million in consulting expenses relating to fees incurred as part of its integration and management transition costs. The Company paid a special one-time bonus of $31.1 million to its non-bonus eligible employees in recognition of the benefits the Company is receiving from the passage of the Tax Cuts and Jobs Act of 2017 (TCJA). In addition, the Company incurred $7.3 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative. These combined items increased cost of sales by $32.7 million and selling, general and administrative expenses by $85.0 million for the year ended December 31, 2018.

The after-tax impact of these combined restructuring and other special charges decreased net earnings for the year ended December 31, 2018, by $120.7 million and diluted earnings per share by $1.17 ($120.7 million divided by 102.6 million shares).

2)
During the fourth quarter of 2018, the Company recorded a net loss on disposition of its U.S. forensics business in other income and expense of $24.5 million, with associated income tax expense of $15.9 million. During the third quarter of 2018, the Company recorded a net gain on disposition of businesses in other income and expense of $209.4 million, with associated income tax expense of $84.1 million. These dispositions decreased net earnings by $8.7 million and diluted earnings per share by $0.08 for the quarter ($8.7 million divided by 101.2 million shares) and increased net earnings by $116.6 million and diluted earnings per share by $1.14 for the year ended December 31, 2018 ($116.6 million divided by 102.6 million shares).

3)
During the fourth quarter of 2018, one of the Company’s venture fund investments ceased operations. As a result, the Company wrote-off its $5.2 million investment, recorded in Other, net in Other income (expense). The after-tax impact of this write-off decreased net earnings for the quarter and the year ended December 31, 2018 by $3.8 million and diluted earnings per share by $0.04 ($3.8 million divided by 101.2 million shares and $3.8 million divided by 102.6 million shares).

4)
During the fourth quarter of 2018, the Company recorded a settlement charge on one of its pensions plans, triggered by lump sum cash-outs in December, recorded in other income and expense of $7.5 million, with associated income tax expense of $1.9 million. This non-cash settlement charge decreased net earnings by $5.6 million and diluted earnings per share by $0.06 for the quarter and $0.05 for the year ended December 31, 2018 ($5.6 million divided by 101.2 million shares and $5.6 million divided by 102.6 million shares, respectively).

5)
Effective December 31, 2018, the Company merged Chiltern International, Inc. into Covance, Inc. As a result of this merger, the Company recorded a revaluation of the Chiltern deferred tax liabilities to reflect the combined legal entity’s projected effective income tax rates, increasing its provision for income taxes by $7.7 million and decreasing its diluted earnings per share for both the quarter and the year ended December 31, 2018 by $0.08 ($7.7 million divided by 101.2 million shares and $7.7 million divided by 102.6 million shares).

6)
In its continuing assessment of the impact of the passage of the TCJA in the fourth quarter of 2017, along with related actions from certain state jurisdictions, the Company recorded a net increase in its provision for income taxes (and a decrease of its net earnings) of $1.0 million for the quarter ended December 31, 2018. For the year ended December 31, 2018, the Company recorded a net increase in its provision for income taxes (and a decrease of its net earnings) of $45.0 million. These adjustments relating to the passage of the TCJA resulted in a decrease in the Company’s EPS of $0.01 for the quarter ($1.0 million divided by 101.2 million shares) and $0.44 for the year ended December 31, 2018 ($45.0 million divided by 102.6 million shares).

7)
During the fourth quarter of 2017, the Company recorded net restructuring and other special charges of $6.3 million.  The charges included $8.9 million in severance and other personnel costs along with $0.9 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $3.0 million in unused severance reserves and $0.5 million in unused facilities reserves.

The Company incurred legal and other costs of $14.1 million primarily relating to the acquisition of Chiltern during the quarter.  The Company also recorded $15.3 million in consulting and other expenses relating to Covance and Chiltern integration initiatives. In addition, the Company incurred $3.5 million of non-capitalized cost associated with a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after-tax impact of these charges decreased net earnings for the quarter ended December 31, 2017, by $24.5 million and diluted earnings per share by $0.23 ($24.5 million divided by 103.7 million shares).

During the first three quarters of 2017, the Company recorded net restructuring and other special charges of $64.6 million.  The charges included $27.2 million in severance and other personnel costs along with $17.9 million in costs associated with facility closures and general integration initiatives.  The Company reversed previously established reserves of $1.4 million, primarily in unused severance reserves. The Company also recognized an asset impairment loss of $20.9 million related to the termination of a software development project within the Covance Drug Development segment and the forgiveness of indebtedness for LabCorp Diagnostics customers in areas heavily impacted by hurricanes experienced during the third quarter of 2017.

The Company incurred legal and other costs of $29.8 million relating to acquisition activity during the first three quarters of 2017.  The Company also recorded $8.0 million in consulting expenses relating to fees incurred as part of its Covance integration and compensation analysis, along with $0.9 million in short-term equity retention arrangements relating to the acquisition of Covance. In addition, the Company incurred $8.2 million of non-capitalized costs associated with the implementation of a major system as part of its LaunchPad business process improvement initiative (all recorded in selling, general and administrative expenses).

The after-tax impact of these combined charges decreased net earnings for the year ended December 31, 2017, by $101.4 million and diluted earnings per share by $0.98 ($101.4 million divided by 103.9 million shares).

8)
As a result of the passage of the TCJA in the fourth quarter of 2017, the Company recorded a net reduction of its provision for income taxes of $519.0 million, resulting in a one-time increase in its EPS of $5.00 for the quarter and for the year ($519.0 million divided by 103.7 million shares and $519.0 million divided by 103.9 million shares).

9)
The Company continues to grow the business through acquisitions and uses Adjusted EPS excluding amortization as a measure of operational performance, growth and shareholder returns. The Company believes adjusting EPS for amortization provides investors with better insight into the operating performance of the business. For the quarters ended December 31, 2018 and 2017, intangible amortization was $56.2 million and $62.9 million, respectively ($43.3 million and $42.3 million net of tax, respectively) and decreased EPS by $0.43 ($43.3 million divided by 101.2 million shares) and $0.41 ($42.3 million divided by 103.7 million shares), respectively. For the year ended December 31, 2018 and 2017, intangible amortization was $231.7 million and $216.5 million, respectively ($177.2 million and $146.4 million net of tax, respectively) and decreased EPS by $1.73 ($177.2 million divided by 102.6 million shares) and $1.41 ($146.4 million divided by 103.9 million shares), respectively.

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